Exhibit (a)(1)(iv) – Letter to Brokers

Offer by

Federated Premier Intermediate Municipal Income Fund

to Purchase for Cash

Up To 20% of Its Outstanding Common Shares

________________

July 14, 2017

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed to act as Depositary in connection with an offer by Federated Premier Intermediate Municipal Income Fund (NYSE: FPT), a Delaware statutory trust (the “Fund”), to purchase for cash up to 20% of its outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 14, 2017 and the related Letter of Transmittal (the “Offer”). The price to be paid for the Fund’s Common Shares is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share in U.S. dollars as determined by the Fund as of close of regular trading on the New York Stock Exchange (“NYSE”) on August 11, 2017, or such later date to which the Offer is extended by the Fund in its sole discretion (the “Expiration Date”).

We are asking you to contact your clients for whom you hold Common Shares registered in your name (or in the name of your nominee) or who hold Common Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.       The Offer to Purchase dated July 14, 2017;

2.       The Letter of Transmittal for your use and for the information of your clients, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding;

3.        Notice of Guaranteed Delivery to be used to accept the Offer if the Common Shares and all other required documents (including, without limitation, any original Share Certificates) cannot be delivered to the Depositary by the Expiration Date; and

4.       A form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients’ instructions with regard to the Offer.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 11, 2017, UNLESS THE OFFER IS EXTENDED BY THE FUND IN ITS SOLE DISCRETION.

The Offer is not being made to, nor will the Fund accept tenders from, Common Shareholders in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Fund will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Common Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all stock transfer taxes applicable to its purchase of Common Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase. However, backup withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 4, “Procedure for Tendering Common Shares,” of the Offer to Purchase.

In order to accept the Offer, an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery of Common Shares, or a duly executed and properly completed Letter of Transmittal and any required signature guarantees, and any other required documents (including, without limitation, any original Share Certificates), should be sent to the Depositary such that they are received by the Depositary by 5:00 p.m., New York City time, on the Expiration Date.

As described in the Offer, if more than 20% of the Fund’s outstanding Common Shares are duly tendered (and not withdrawn) prior to the Expiration Date, the Fund will repurchase 20% of its outstanding Common Shares on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares) upon the terms and subject to the conditions of the Offer. Your clients should carefully consider the economics involved when tendering Common Shares in the event that more than 20% of the Fund’s outstanding Common Shares are tendered and not withdrawn, and the Fund purchases the tendered Common Shares on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Common Shares).

Neither the Fund nor its Board of Trustees, nor its investment adviser or information agent, makes any recommendation to any Common Shareholders as to whether to tender all or any Common Shares.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Computershare Trust Company, N.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE OR MAKE YOU THE AGENT OF THE FUND, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS.